Exhibit 10.30

Employment Agreement

May 13, 2005

This Employment Agreement (this “Agreement”) is between Saks Incorporated (“SKS”) and its subsidiaries listed on the signature page of this Agreement and Kevin Wills (the “Executive”).

Terms and Conditions

The parties to this Agreement agree as follows:

1. Employment. The Company (as defined in the next sentence) employs the Executive, and during the Executive’s employment the Executive will serve, as SKS’s Executive Vice President of Finance and Chief Accounting Officer or in such other capacity with SKS or its subsidiaries as the Chief Executive Officer of SKS designates. In this Agreement the term “the Company” means SKS or one of its subsidiaries that employs the Executive in accordance with this Agreement at the time of determination or reference.

2. Duties. During the Executive’s employment the Executive will (a) devote substantially all of the Executive’s working time, energies, and skills to the benefit of the Company’s business and (b) serve the Company diligently and to the best of the Executive’s ability and to use the Executive’s best efforts to follow the policies and directions of the Executive’s supervisors.

3. Compensation. During the Executive’s employment the Executive’s compensation and benefits under this Agreement will be as follows:

(a) Base Salary. The Company will pay the Executive a base salary at a rate of no less than $425,000 per year (“Base Salary”). Base Salary will be paid in installments in accordance with the Company’s normal payment schedule. All payments will be subject to the deduction of payroll taxes and similar assessments as required by law.

(b) Bonus. In addition to Base Salary, the Executive will be eligible for a yearly cash bonus based on personal performance objectives to be determined annually by the Human Resources/Option Committee of the Board of Directors. The bonus for achievement of personal performance objectives at the target level will be 40% of Base Salary in all circumstances in accordance with and subject to the terms and conditions of the Company’s bonus program in effect from time to time.

(c) Effect Of Change In Control On Stock-Based Awards. SKS’s Amended and Restated 1994 Long-Term Incentive Plan (the “1994 Plan”), its 1997 Amended and Restated Stock-Based Incentive Plan (the “1997 Plan”), and its 2004 Long-Term Incentive Plan (the “2004 Plan” and together with the 1994 Plan and the 1997 Plan, the “Plans”) each will govern the vesting of awards made to the Executive in accordance with such plan if a “Change in Control” as defined in such plan occurs.

(d) Restricted Stock Award. Subject to the terms and conditions of the 2004 Plan, the Company awards to the Executive 20,000 shares of Restricted Stock pursuant to the 2004 Plan, 10,000 shares of which will vest on May 11, 2007 and the remaining 10,000 shares of which will vest on May 11, 2008. The award is subject to the following additional conditions: (i) approval by the Human Resources/Option Committee of the Board of Directors or by the Company’s Chief Executive Officer in accordance with authority delegated by the Committee; (ii) the Executive’s execution and delivery to the Company of a restricted stock agreement in form and substance reasonably satisfactory to the Company; and (iii) with respect to the 10,000 shares that vest on May 11, 2007 the Executive must be continuously employed by the Company to that date and with respect to the 10,000 shares that vest on May 11, 2008 the Executive must be continuously employed by the Company to that date.

(e) Retention Bonus. The Company confirms that the retention bonus letter dated April 29, 2005 (the “Retention Letter”) delivered to the Executive is in full force and effect. If the Company adopts a retention bonus program that provides for benefits that are more lucrative in any material respect than the benefits provided in the Retention Letter, then the Company will make the more lucrative benefits available to the Executive in lieu of the benefits payable in accordance with the Retention Letter, which in that event will terminate.

4. Insurance And Benefits. During the Executive’s employment the Company will allow the Executive to participate in each employee benefit plan and receive each executive benefit applicable to executives in positions that are comparable to the Executive’s position.

5. Termination Without Cause Or For Good Reason; Death; Disability.

(a) Termination Without Cause. The Company may terminate this Agreement at any time without Cause, and the Executive may terminate this Agreement at any time for Good Reason, in either case upon ten days’ prior written notice to the other. “Good Reason” means (i) at any time the Executive’s principal place of employment is relocated from the Birmingham, Alabama area, (ii) in anticipation of, or on or after, a Change in Control (as defined in the 2004 Plan), the Executive’s duties or status are reduced; or (iii) the Executive terminates the Executive’s employment at any time following the first anniversary of a Change in Control. Upon termination of the Executive’s employment in accordance with this subsection (a), this Agreement will terminate except for subsection (b) of this section and section 8, each of which will continue in effect in accordance with its terms.

(b) Payments and Benefits Upon Termination. Subject to the next sentence, if the Executive’s employment is terminated as described in subsection (a) of this section, the Company will pay, and otherwise make available, to the Executive the severance benefits, in addition to all earned but unpaid wages, described in paragraphs (i) through (iii) of this subsection (b). The Company’s obligation to pay, and otherwise make available to, the Executive the severance benefits described in paragraphs (i) through (iii) of this subsection (b) is subject to subsections (c) and (d) of this section and the Company’s receipt of a written release, in form and substance reasonably satisfactory to the Company, executed and delivered by the Executive in which the Executive releases the Company and its affiliates from all claims of, and liabilities and obligations to, the Executive arising out of this Agreement.

(i) (A) If termination occurs prior to, and not in anticipation of, a Change in Control, an amount equal to two times the Executive’s Base Salary paid in monthly installments of Base Salary at the rate in effect at the time of termination and (B) if termination occurs in anticipation of, or on or after, a Change in Control, an amount equal to the sum of (x) three times the Executive’s Base Salary and (y) the Executive’s target bonus potential amount for the fiscal year during which the Change in Control occurs multiplied by a fraction the numerator of which is the number of days elapsed during the fiscal year to and including the effective date of the Change in Control and the denominator of which is 365, the applicable amount determined in clause (A) or (B) of this paragraph (the “Severance Payment”) to be paid in a lump sum within five days after the date of termination;

(ii) To the extent permitted by the 1994 Plan, the 1997 Plan, and the 2004 Plan, immediate vesting of all stock options, performance share awards, and restricted stock awards; and

(iii) If termination occurs in anticipation of, or on or after, a Change in Control, participation at no cost to the Executive in the Company’s health plans, with family coverage, for three years from the date of termination.

(c) 2000 Plan. If the Company terminates this Agreement without Cause and as a result the Executive would be entitled to receive a severance payment in accordance with the terms of SKS’s 2000 Change of Control and Material Transaction Severance Plan, as amended from time to time (the “2000 Plan”), if then in effect, that would be greater than the severance payment that would be payable in accordance with subsection (b) of this section, then only in that circumstance and solely for purposes of 2000 Plan the Executive will not be entitled to the Severance Payment in accordance with this section and this Agreement will not constitute an Existing Program as defined in the 2000 Plan.

(d) Engagement in Association. If the Executive directly or indirectly engages in an association that constitutes an Association (as defined in Section 8(b)(iv)(D) of this Agreement), the Company’s obligation to make the Severance Payment in accordance with this section will immediately terminate.

(e) Death. This Agreement will terminate upon the Executive’s death, except as to: (i) the right of the Executive’s estate to exercise all unexercised stock options, if any, in accordance with and subject to the Company’s stock option plan under which the unexercised stock options were granted, (ii) other entitlements under this Agreement that expressly survive death, and (iii) any rights that the Executive’s estate or dependents may have under COBRA or any other federal or state law or that are derived independent of this Agreement by reason of the Executive’s participation in any employee benefit arrangement or plan maintained by the Company.

(f) Disability. If Executive becomes disabled at any time during the term of this Agreement, the Executive will after the Executive becomes disabled continue to receive all payments and benefits provided under the terms of this Agreement for twelve months. The Executive will be deemed to be disabled when the Executive becomes entitled to receive disability benefits under the Company’s Long-Term Disability Plan.

6. Severance Payment Gross Up.

(a) Amount of Gross-up Payment. If at any time:

(i) the Severance Payment or other payment or distribution by the Company to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this section) (all payments together are referred to as the “Subject Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or imposed by any comparable statute having a similar effect (together, “Section 4999”), or

(ii) the Executive incurs any interest or penalties with respect to the excise tax imposed by Section 4999 (the excise tax imposed by Section 4999, together with related interest and penalties, are together referred to as the “Excise Tax”), then, subject to the other subsections of this section 6, the Company will make an additional payment or payments to the Executive (together, the “Gross-Up Payment”) in a total amount such that after the Executive’s payment of all taxes (and related interest or penalties), including without limitation (i) all income taxes (and related interest and penalties) and (ii) the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Subject Payments.

(b) Calculations; When Paid. Subject to the next sentence, all determinations and calculations required to be made under this section from time to time will be made by a national independent accounting firm selected by the Executive (the “Selected Firm”), and the Company will cause the determinations and calculations to be made and delivered to the Executive within ten days after the termination of employment at the Company’s expense. If the Selected Firm is serving as accountant or auditor for, or otherwise as consultant to, the individual, entity, or group effecting the Change in Control, all determinations and calculations required to be made under this section from time to time will be made by another national independent accounting firm, selected by the Executive in the Executive’s sole discretion, within ten days after the termination of employment at the Company’s expense. The Selected Firm or the other accounting firm selected by the Executive in accordance with this subsection is referred to in this section as the “Accounting Firm.” Any Gross-Up Payment will be paid by the Company to the Executive within ten days after receipt by the Executive of the Accounting Firm’s determination. Subject to subsection (b) of this section, any determination by the Accounting Firm will be binding upon the Company and the Executive in the absence of obvious error.

(c) Recalculations. If after the payment of the Gross-Up Payment the Company exhausts its remedies described in subsections (c) and (d) of this section 6 and the Executive is required to make a payment of Excise Tax in an amount that is greater than the amount that the Accounting Firm assumed the Executive would be required to pay at the time of calculation of the Gross-up Payment, the Accounting Firm will recalculate the Gross-Up Payment. If the recalculated Gross-Up Payment is greater than the amount of Gross-Up Payment paid to the Executive by the Company in accordance with paragraph (b) of this section, the Company will pay the Executive an amount equal to the difference within ten days of receipt of the Accounting Firm’s recalculation.

(d) IRS Claims. The Executive will give the Company written notice of any claim by the Internal Revenue Service (within ten days after the Executive receives the claim) that, if successful, would require the Company to make a Gross-Up Payment to the Executive. Not later than ten days prior to the response date indicated in the claim notice from the Internal Revenue Service, the Company will give the Executive written notice whether the Company intends to contest the claim. If the Company tells the Executive that it intends to contest the claim, the Executive will (i) not pay the claim until the Company directs the Executive otherwise and (ii) fully cooperate in good faith with the Company concerning the claim, including without limitation accepting legal representation by a lawyer chosen by the Company in the exercise of its reasonable discretion and allowing the Company to participate in the claim proceedings. The Company will pay directly all costs and expenses (including additional interest and penalties) incurred in, or as a result of, the contest and will indemnify and hold the Executive harmless, on an after-tax basis, from all Excise Tax and income tax (and related interest and penalties) imposed as a result of the representation and payment of costs and expenses.

(e) The Company to Control Proceedings. The Company will in good faith control all proceedings taken in the contest that directly relate to issues with respect to which a Gross-Up Payment would be payable. The Company may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and the Executive will prosecute the contest in good faith as the Company may reasonably request. If the Company directs the Executive to pay the claim and sue for a refund, the Company will advance the amount of the payment to the Executive, on an interest-free basis, and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (and related interest or penalties) imposed as a result of the advance or on any related imputed income. Any extension of the statute of limitations relating to the Executive’s taxable year will be limited solely to the amount contested in accordance with this subsection. The Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable, and the Executive may settle or contest all other issues as the Executive may determine in the Executive’s sole discretion.

7. Termination by the Company for Cause. The Company may terminate this Agreement for Cause at any time and upon such termination the Executive’s employment will terminate, in which event no salary, bonus, or Severance Payment, or other benefit (except as required by law) will be paid, or made available, to the Executive after such termination. For purposes of this Agreement, the term “Cause” will mean and be strictly limited to: (i) conviction of the Executive, after all applicable rights of appeal have been exhausted or waived, for any crime that materially discredits the Company or is materially detrimental to the reputation or goodwill of the Company; (ii) commission of any material act of fraud or dishonesty by the Executive against the Company or commission of an immoral or unethical act that materially reflects negatively on the Company; or (iii) the Executive’s continual and material breach of the Executive’s obligations under Section 2 of this Agreement as determined by the Human Resources/Option Committee of the Board of Directors after the Executive has been given written notice of the breach and a reasonable opportunity to cure the breach. Termination for Cause will be effective immediately upon notice sent or given to the Executive. Termination of this Agreement in accordance with this Section 7 will not terminate the Executive’s obligations under Section 8 of this Agreement.

8. Protection of the Company’s Confidential Information and Goodwill.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” includes, without limitation but subject to the next sentence, all documents and information of SKS or one of more of its subsidiaries, in all forms and mediums, concerning or evidencing one or more of the following: sales; costs; pricing; strategies; forecasts and long-range plans; financial and tax information; personnel information; business, marketing, and operational projections, plans, and opportunities; and customer, vendor, and supplier information. Confidential Information excludes any document or information that is or becomes available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive. Confidential Information does not have to be designated as such to constitute Confidential Information.

(b) Non-Disclosure; Non-Competition; and Remedies.

(i) The Executive acknowledges and agrees that (A) the business of the Company and its affiliates is highly competitive, (B) that the Company and its affiliates have expended considerable time and resources to develop good will with its customers, vendors, and others and to create, exploit, and protect Confidential Information, (C) the Company and its affiliates must continue to prevent the dilution of their goodwill and unauthorized use and disclosure of Confidential Information to avoid irreparable harm to their businesses, (D) the Executive’s participation in the business activities of the Company and its affiliates is and will be integral to the continued operation, goodwill, and success of the business of the Company and its affiliates, (E) the Executive will be creating Confidential Information, and (F) the Executive will have access to Confidential Information that could be used by third parties in a manner that would be detrimental to the competitive position of the Company or one of its affiliates.

(ii) The Company acknowledges and agrees that the Executive will need the benefits and use of the goodwill of the Company and its affiliates and Confidential Information in order for the Executive to properly perform the Executive’s responsibilities in accordance with this Agreement. The Company will provide the Executive immediate access to new and additional Confidential Information and authorizes the Executive to engage in activities that will create new and additional Confidential Information. The Executive acknowledges and agrees that the Executive will benefit from access to Confidential Information, including without limitation as a result of the Executive’s increased earnings and earning capacity.

(iii) Accordingly, the Executive agrees that:

(A) All Confidential Information will remain the sole and exclusive property of the Company and its affiliates;

(B) The Executive will protect and safeguard all Confidential Information;

(C) The Executive will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an employee of the Company or one of its affiliates to the extent necessary for the proper performance of the Executive’s responsibilities unless authorized to do so by the Company or compelled to do so by law or valid legal process;

(D) If the Executive believes the Executive is compelled by law or valid legal process to disclose or divulge any Confidential Information, the Executive will notify the Company in writing sufficiently in advance of any such disclosure to give the Company the opportunity to take all actions necessary to protect the interests of the Company or its affiliates against such disclosure;

(E) At the end of the Executive’s employment pursuant to this Agreement for any reason or at the request of the Company at any time, the Executive will return to the Company all copies of all Confidential Information in all tangible forms and mediums; and

(F) Absent the promises and representations of the Executive in this paragraph (iii) and paragraph (iv) below, the Company would not provide the Executive with Confidential Information, would not authorize the Executive to engage in activities that would create new and additional Confidential Information, and would not enter into this Agreement.

(iv) The Executive agrees to not engage in a Prohibited Activity for the period beginning on the date of this Agreement and ending twelve months from the date of termination of the Executive’s employment for any reason. “Prohibited Activity” means any one or more of the following:

(A) Directly or indirectly disparaging the Company or any of its affiliates, or any products, services, or operations of the Company or any of its affiliates, or any former, current, or future officer, director, or employee of any the Company or any of its affiliates;

(B) Whether on the Executive’s own behalf or on behalf of any other individual, partner, firm, corporation, or business organization, either directly or indirectly soliciting or inducing or attempting to solicit or induce any person who is then employed by the Company or any of its affiliates to leave that employment;

(C) Whether on the Executive’s own behalf or on behalf of any other individual, partnership, firm, corporation, or business organization, either directly or indirectly soliciting or inducing, or attempting to solicit or induce any person who is then a customer, supplier, or vendor of the Company or any of its affiliates to cease being a customer, supplier, or vendor of the Company or to divert all or any part of such person’s or entity’s business from the Company or any of its affiliates;

(D) Associating, directly or indirectly, as an employee, officer, director, agent, partner, owner, stockholder, representative, consultant, or vendor with, for, or on behalf of any Competitor (as defined below in this subparagraph (D) (each an “Association”), unless the Company in the exercise of its reasonable discretion has approved each Association in accordance with the following sentence. The Company’s approval for an Association will be evidenced exclusively by a written agreement that has been executed and delivered by, and is legally binding on, the Company and the Executive, that includes terms and conditions that the Company deems reasonably necessary to preserve its goodwill and the confidentiality of the Confidential Information in accordance with this Agreement, and that includes all other terms and conditions that the Company determines in its sole discretion are reasonably necessary under the circumstances. The restrictions in the foregoing sentences of this subparagraph (D) apply to the Executive’s direct and indirect performance of the same or similar activities the Executive has performed for the Company or any of its affiliates and to all other activities that reasonably could lead to the disclosure of Confidential Information. The Executive will not have violated this subparagraph (D) solely as a result of the Executive’s investment in capital stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if the Executive and the members of the Executive’s immediate family together do not, directly or indirectly, hold more than one percent of all such shares of capital stock or other securities issued and outstanding. For purposes of this subparagraph (D), the term “Competitor” means each of Federated Department Stores, Inc., The May Department Stores Company, Dillard’s, Inc., Kohl’s Corporation, Belk, Inc., Limited Brands, Inc., J. C. Penney Co, Inc., Sears, Roebuck and Co., Kmart Holding Corporation, Target Corporation, The Neiman Marcus Group, Inc., Barney’s New York, Inc., and Nordstrom, Inc. and the Affiliates and successors of each of them. For purposes of this subparagraph (D), “Affiliate” means with respect to a specific corporation, limited liability company, general or limited partnership, sole proprietorship, or other for profit or non-profit business organization or association (each the “subject entity”), any other corporation, limited liability company, general or limited partnership, sole proprietorship, or other for profit or non-profit business organization or association directly or indirectly controlling or controlled by or directly or indirectly under common control with the subject entity.

(v) The Executive acknowledges and agrees that (A) the restrictions contained in this Section 8(b) are ancillary to an otherwise enforceable agreement, (B) the agreements and undertakings of the Company in this Agreement and the Executive’s position and responsibilities with the Company give rise to, and are valid consideration for, the Company’s interest in restricting the Executive’s post-employment activities, (C) the restrictions are reasonably designed to enforce the Executive’s agreements and undertakings in this Section 8(b) and the Executive’s common-law obligations and duties owed to the Company and its affiliates, (D) the restrictions are reasonable and necessary, valid and enforceable under Tennessee law, and do not impose a greater restraint than reasonably necessary to protect the goodwill and other legitimate business interests of the Company and its affiliates and the Confidential Information, (E) the agreements and undertakings of the Company and the Executive in this Section 8(b) are not contingent on the duration of the Executive’s employment with the Company; and (F) absent the agreements and undertakings made by the Executive in this Section 8(b), the Company would not provide the Executive with Confidential Information, would not authorize the Executive to engage in activities that would create new and additional Confidential Information, and would not have entered into this Agreement.

(vi) Without limiting the right of Company to pursue all other legal and equitable remedies available for violation by the Executive of the Executive’s agreements in this Section 8, the Executive agrees that such other remedies cannot fully compensate Company for any such violation and that the Company will be entitled to injunctive relief to prevent any such violation or any continuing violation. The Executive also agrees that the Company will be entitled to seek to recover its attorneys’ fees, expenses, and court costs, in addition to any other remedies to which the Company may be entitled if the Executive breaches this Agreement. The Company agrees that the Executive will be entitled to seek to recover its attorneys’ fees, expenses, and court costs, in addition to any other remedies to which the Executive may be entitled if the Executive prevails in such injunctive proceeding.

(vii) The Executive will forfeit all unexercised, unearned, and unpaid awards under the Plans, including, but not by way of limitation, awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing if (i) the Executive, without the written consent of the Company, engages directly or indirectly in an association that constitutes an Association; or (ii) the Executive performs any act or engages in any activity which in the opinion of the Chief Executive Officer of the Company is inimical to the best interests of the Company.

(viii) If within six months following the Executive’s termination of employment the Executive, without the written consent of the Company, engages directly or indirectly in an association that constitutes an Association, the Executive will be required to pay to the Company an amount in cash equal to the sum of the following: (i) with respect to awards made under the Plans consisting of stock options and stock appreciation rights, the amounts realized in connection with the Executive’s exercise of the options or the settlement of the stock appreciation rights on or after, or within six months prior to, the Executive’s termination of employment; and (ii) with respect to awards made under the Plans consisting of restricted stock, restricted stock units, performance shares, performance share units, and performance units, the value of the awards that vested on or after, or within six months prior to, the Executive’s termination of employment, which value will be determined as of the date of vesting.

(ix) Subsections (vii) and (viii) will be void and of no legal effect upon a Change in Control.

(x) If in any action before any court or agency legally empowered to enforce the agreements contained in this Section 8 any term, restriction, or agreement contained in this Section 8 is found to be unreasonable or otherwise not permitted by applicable law, then such term, restriction, or agreement will be deemed modified to the extent necessary to make it enforceable by such court or agency.

(xi) The agreements of the Executive contained in this Section 8 will survive the end of the Executive’s employment by the Company for any and all reasons.

9. General Provisions.

(a) Notices. Any notice to be given hereunder by either party to the other may be effected in writing by personal delivery, mail, overnight courier, or facsimile. Notices will be addressed to the parties at the addresses set forth below, but each party may change its address by written notice in accordance with this Section 9(a). Notices will be deemed communicated as of the actual receipt or refusal of receipt.

If to the Executive:	Kevin Wills
750 Lakeshore Parkway
Birmingham, Alabama 35211

If to the Company:	General Counsel
Saks Incorporated
750 Lakeshore Parkway
Birmingham, Alabama 35211

(b) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will, nevertheless, continue in full force and without being impaired or invalidated in any way.

(c) Entire Agreement. Except for any prior grants of options, restricted stock, or other forms of incentive compensation evidenced by a written instrument or by an action of the Board or Directors, this Agreement supersedes any and all other agreements (including without limitation the employment agreement dated February 14, 2003, under which all of Executive’s rights are terminated), either oral or in writing, between the parties hereto with respect to employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements or agreements, oral or otherwise, that have not been embodied herein, and no other agreement, statement or promise not contained in this Agreement, will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

(d) Resignation. If the Executive’s employment is terminated, the Executive agrees to resign as an officer of the Company (and all of its affiliates), as the case may be, effective as of the date of such termination. Upon termination of employment, the Executive agrees to return to the Company upon such termination any of the following which contain confidential information: all documents, instruments, papers, facsimiles, and computerized information which are the property of the Company or such subsidiary or affiliate.

(e) Headings. The section and subsection headings are for convenience of reference only and will not define or limit the provisions of the sections and subsections.

(f) Attorney’s Fees. If the Executive brings any action to enforce the Executive’s rights under this Agreement after a Change in Control, the Company will reimburse the Executive for the Executive’s reasonable costs, including attorney’s fees, incurred. The Company will reimburse the Executive as the costs are incurred and without regard to the outcome of the action.

(g) Successors and Assigns; Transferability of Obligations. This Agreement is binding upon the Company and its successors (including without limitation by merger or otherwise by operation of law) and permitted assigns of each and upon the Executive and the Executive’s heirs, executors and other legal representatives, and permitted assigns. The Company will have the unrestricted right to transfer its obligations under this Agreement with respect to the Executive to any person, including without limitation to any purchaser of all or any part of the Company’s business.

(h) Indemnification. The Company will indemnify and hold harmless the Executive from and against all threatened, pending, and completed civil, criminal, administrative, and investigative actions, suits, and proceedings to maximum extent permitted by the Tennessee Business Corporation Act, the Company’s Amended and Restated Charter, and the Company’s Amended and Restated Bylaws.

(i) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee.

[Signatures on the next page]

Saks Incorporated

By:	/S/ CHARLES J. HANSEN

Charles J. Hansen

Executive Vice President and

General Counsel

Carson Pirie Holdings, Inc., Herberger’s Department Stores, LLC, McRae’s of Alabama, Inc., McRae’s Stores Partnership, McRae’s Stores Services, Inc., McRIL, LLC, McRae’s, Inc., Parisian, Inc., PMIN General Partnership, Saks & Company, and New York City Saks, LLC

By:	/S/ CHARLES J. HANSEN
Charles J. Hansen Executive Vice President

/S/ KEVIN WILLIS
Kevin Wills